Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of AV Therapeutics, Inc. (the “Company) on Form S-1 of our report dated March 31, 2014, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of the Company as of December 31, 2013 and 2012 and for the years then ended, and for the period from July 24, 2007 (inception) to December 31, 2013, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP
New York, NY
July 16, 2014